UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 5, 2008

CASH TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State of Incorporation)

000-24569	95-4558331
(Commission File Number)	(I.R.S. Employer Identification No.)

1434 West 11th Street Los Angeles, California	90015
(Address of Principal Executive Offices)	(Zip Code)

(213) 745-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 ENTRY INTO A MATERIAL AGREEMENT

On May 5, 2008, CPI Holdings, LLC, a wholly-owned subsidiary of Cash Technologies, Inc. (the “Company”), completed the acquisition of certain inventory, equipment and other assets of Champion Parts, Inc. from PNC Business Credit, Inc. For a description of significant terms of the sale, and related transaction documents, see the discussion under Item 2.01, below, which is incorporated herein by reference.

In order to fund the acquisition of the assets of Champion Parts, Inc., in May 5, 2008 the Company entered into a securities purchase agreement with certain accredited investors for the sale to the investors of an aggregate of $1,590,000 of the Company’s securities, comprised of (i) a $1,590,000 12% Secured Convertible Debenture due May 31, 2011 (convertible at a price of $0.25 per share), (ii) six-month Series A warrants to acquire a total of 1,590,000 shares of the Company’s common stock (at an exercise price of $0.35 per share), and (iii) five-year Series B warrants to acquire a total of 3,180,000 shares of the Company’s common stock (at an exercise price of $0.50 per share). For a description of significant terms of the sale, and related transaction documents, see the discussion under Item 3.02, below, which is incorporated herein by reference.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

CPI Holdings, LLC, the Company’s wholly-owned subsidiary ("CPI"), has completed an acquisition of certain inventory, equipment and related assets of Champion Parts, Inc. (the "Champion Assets") from PNC Business Credit, Inc. ("PNC") for $2.97 million which have a book value of approximately $12.1 million. Champion was the leading remanufacturer of automotive fuel system components in the U.S. before its bankruptcy in October 2007. The assets acquired consist primarily of inventory of automotive fuel system components and manufacturing equipment. The purchase of the Champion Assets was funded in part through the sale of Debentures (see, Item 3.02 below) and $1,840,000 of loans. The loans are secured by a first priority lien on the purchased assets.

ITEM 3.02 UNREGISTERED SALES OF SECURITIES.

Securities Purchase Agreement

On May 5, 2008, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) pursuant to which the Company sold to the Purchasers $1,590,000 of securities comprising: (i) a $1,590,000 12% Secured Convertible Debenture due May 31, 2011 (the “Debentures”), (ii) Series A warrants to acquire a total of 1,590,000 shares of the Company’s common stock (at an exercise price of $0.35 per share), and (iii) Series B warrants to acquire a total of 3,180,000 shares of the Company’s common stock (at an exercise price of $0.50 per share).

The Debenture

The Debentures issued pursuant to the Purchase Agreement accrue interest on the aggregate unconverted and then outstanding principal amount of the Debenture at the rate of 12% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on July 1, 2008.

The Debenture is convertible into shares of the Company’s Common Stock at an initial conversion price of $0.25 per share (as adjusted, the “Conversion Price”). The initial Conversion Price is subject to adjustments in connection with (i) the Company’s issuance of additional shares of common stock, or securities convertible into or exercisable for additional shares of common stock, at a price lower than the then current Conversion Price, and (ii) future stock splits, reverse stock splits, mergers or reorganizations, and similar changes affecting common stockholders.

The Company may force the conversion of all or a portion of the outstanding principal amount of the Debenture if the VWAP of the Common Stock for each of 20 consecutive trading days exceeds $0.50 (subject to adjustments for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions affecting common stockholders).

In order to secure the Company’s obligations under the Debenture, CPI entered into a Subsidiary Guarantee and a Security Agreement with the Purchasers, pursuant to which CPI granted the Purchasers a junior, subordinated lien on all of its assets.

Warrant

At the Closing, the Company also issued to the Purchasers (ii) Series A warrants to acquire a total of 1,590,000 shares of the Company’s common stock (at an exercise price of $0.35 per share), and (iii) Series B warrants to acquire a total of 3,180,000 shares of the Company’s common stock (at an exercise price of $0.50 per share). The Series A warrants are exercisable at any time prior to November 6, 2008, and the Series B warrants are exercisable at any time prior to May 31, 2013.

Beneficial Ownership Limitation

The Debenture and the Warrant issued to the Purchasers contain beneficial ownership limitations, which preclude the Purchasers from converting its Debenture or from exercising its Warrant if, as a result of such conversion or exercise, the Purchasers would own beneficially more than 4.99% of the Company’s outstanding common stock.

Registration Rights

The Company and the Purchasers also executed the Registration Rights Agreement pursuant to which the Company agreed to prepare and file a registration statement with the SEC covering the resale of all of the shares of Common Stock issued or issuable pursuant to the Purchase Agreement upon the request of the principal holder of the Debentures. If the Company is required to file a registration statement, the registration statement must be filed and declared effective by the SEC within certain specified periods, or the Company will be subject to the payment of specified liquidated damages to Purchasers. The Company may also be required, under certain circumstances, to pay the Purchasers specified liquidated damages if it is unable to maintain the effectiveness of the registration statement.

Other

The Debentures and warrants issued to Purchasers under the Purchase Agreement were not registered under the Act and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. The Debentures and warrants, as well as the shares underlying the Debentures and the Warrants, may not be reoffered or sold in the United States by the holders in the absence of an effective registration statement, or valid exemption from the registration requirements, under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH TECHNOLOGIES, INC.

Date: May 9, 2008	By:	/s/ BRUCE KORMAN
Bruce Korman, Chief Executive Officer